3(c)-2

CERTIFICATE OF AMENDMENT

OF

PPL ENERGY SUPPLY, LLC

1.      The name of the limited liability company is PPL Energy Supply, LLC.

2.      The Certificate of Formation of the limited liability company is hereby amended as follows:

SECOND:  The address of its registered office in the State of Delaware is to be Corporation Trust Company, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801, and its registered agent at such address is Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of PPL Energy Supply, LLC this ______ day of November, 2002.

By:  ___________________________
Michael A. McGrail
Secretary